Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 8 to the Registration Statement on Form N-1A of the Allianz Funds Multi-Strategy Trust of our report dated August 22, 2008, relating to the financial statements and financial highlights which appears in the June 30, 2008 Annual Report to Shareholders of Allianz Global Investors Multi-Style Fund, a series of Allianz Funds, which is also incorporated by reference into the Registration Statement.

We also consent to the references to us under the headings “Financial Highlights”, “Experts”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, NY
April 20, 2009